UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 4, 2016
(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33145	36-2257936
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3001 Colorado Boulevard
Denton, Texas 76210
(Address of principal executive offices)

(940) 898-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers

On January 4, 2016, the Board of Directors (the “Board”) of Sally Beauty Holdings, Inc. (the “Company”) appointed Ms. Sharon M. Leite as President of Sally Beauty Supply LLC, one of the Company’s two business units, effective February 1, 2016.  Prior to Ms. Leite’s appointment, the position of President of Sally Beauty Supply LLC had been vacant since the resignation of Tobin Anderson on May 14, 2014.

In connection with Ms. Leite’s appointment as an executive officer of the Company, the Compensation Committee of the Board has approved an annual base salary for Ms. Leite of $525,000 and a sign-on bonus of $100,000.  In addition, Ms. Leite’s target annual bonus under the Company’s Annual Incentive Plan will be 60% of her base salary, with the amount of such bonus to be determined based on the achievement of performance metrics to be approved by the Compensation Committee for fiscal year 2016 and pro-rated from Ms. Leite’s start date through the end of the 2016 fiscal year.  Ms. Leite’s annual bonus for fiscal 2016 will have a guaranteed minimum payout of 50% of her annualized base salary prorated by her start date through the end of the fiscal year.  Ms. Leite will also receive an award of non-qualified stock options with a grant date value of $312,500 and an award of restricted stock with a grant date value of $312,500 under the Company’s Amended and Restated 2010 Omnibus Incentive Plan.  The awards will vest ratably over three years subject to Ms. Leite’s continued employment and otherwise upon the terms and conditions of the standard award agreement for the fiscal year 2016 long-term incentive awards to other officers.  Ms. Leite has also entered into the Company’s standard form of change-in-control severance agreement for executive officers, which provides for, among other benefits, (a) a lump sum payment due to Ms. Leite upon termination of employment (except for certain non-qualifying terminations, including termination for cause) following certain change-in-control transactions, in the amount of 1.99 times her annual base salary plus 1.99 times her average bonus over the previous five fiscal years of the Company and (b) for a period of 24 months following such termination, the continuation of all policies of medical, accident, disability and life insurance with respect to Ms. Leite and her dependents with the same level of coverage as provided by the Company prior to such termination, subject to certain other terms and conditions.

Prior to her appointment at Sally Beauty Supply LLC, Ms. Leite, age 53, held various executive leadership roles since 2007 at Pier 1 Imports, Inc. as an Executive Vice President.  She has led that company’s Sales and Customer Experience strategy with over 20,000 field associates in over 1,000 stores in the U.S. and Canada.  In addition, her responsibilities included E-commerce, Operations & Real Estate.   Pier 1 Imports is a global importer of decorative home furnishings and gifts with over 1,000 stores in the United States and Canada.  Prior to joining Pier 1 Imports, Ms. Leite served as Vice President, Sales & Associate Marketing (2007), Vice President, Store Operations (2001-2006) and Director, Store Operations & Sales Support (1999-2001), of Bath and Body Works, LLC, an international retailer specializing in bath and beauty products.

With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Ms. Leite and any director or executive officer of the Company. With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Ms. Leite and the Company that would be required to be reported.

Item 9.01.  Financial Statement and Exhibits

(d)           See exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALLY BEAUTY HOLDINGS, INC.

January 6, 2016	By:	/s/ Matthew O. Haltom
Name: Matthew O. Haltom
Title: Senior Vice President, General Counsel and Secretary

EXIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	News release announcing the appointment of a President of Sally Beauty Supply LLC on January 6, 2016